Exhibit 1.01

MAD CATZ INTERACTIVE, INC.

Conflict Minerals Report

Reporting Period: January 1, 2015 - December 31, 2015

1.	Introduction

This Conflict Minerals Report (“Report”) of Mad Catz Interactive, Inc. (“Mad Catz,” the “Company,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2015 to December 31, 2015 (the “Reporting Period”). Numerous terms in this Report are defined in the Rule and Form SD and the reader is referred to those sources and to SEC Release No. 34-67716, issued by the Securities and Exchange Commission (“SEC”) on August 22, 2012, for such definitions.

The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain certain specified minerals which are necessary to the functionality or production of their products. The specific minerals at issue are cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (collectively, “Conflict Minerals”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals.

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo (“DRC”) or any adjoining country (each a “Covered Country” and collectively, the “Covered Countries”), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry (“RCOI”) completed. If a registrant has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody. The registrant must annually submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.

After conducting our RCOI, briefly described below, we know or have reason to believe that some of our products manufactured or contracted for manufacture during the Reporting Period contain necessary Conflict Minerals that originated, or may have originated, in a Covered Country and that they are not or may not be from recycled or scrap sources. Accordingly, we conducted due diligence on the source and chain of custody of those necessary Conflict Minerals that originated, or may have originated, in a Covered Country for the Reporting Period.

Certain statements in this Report contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations concerning the Company’s future actions to engage suppliers, to identify to the extent possible the source of Conflict Minerals in its products and to take other actions regarding its product sourcing. The Company’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties including, but not limited to, decisions to make changes in the Company’s continual improvement efforts and delays or difficulties in engaging suppliers and identifying the source of Conflict Minerals contained in the Company’s products.

This Report has not been audited, nor is an independent private sector audit required for this Report under the Rule, the SEC partial stay of the Rule, or existing SEC guidance and instruction.

2.	Company Overview

Mad Catz designs, manufactures (primarily through third parties in Asia), markets and distributes innovative interactive entertainment products marketed under its Mad Catz ® (gaming), Tritton ® (audio), and Saitek ® (simulation) brands. Mad Catz products, which primarily include headsets, mice, keyboards, controllers, specialty controllers, and other accessories, cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows ® PC and Mac ® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz also maintains offices in Europe and Asia.

3.	Products

During this Reporting Period, we identified the following products (the “Subject Products”) that we manufactured or contracted to manufacture and that contain or may contain necessary Conflict Minerals:

•	Wired and wireless audio headsets;

•	Wired and wireless optical and laser mice;

•	Wired and wireless keyboards;

•	Wired and wireless gamepads, controllers, specialty controllers, and racing wheels and pedals;

•	Wired fightsticks and fightpads;

•	Flight and space simulation hardware, including: flight control systems, instrument panels, flight sticks, yokes and pedals, trim wheels, and flight throttles;

•	Farm simulation hardware, including: instrument panels, wheels, and pedals;

•	Flight simulation and gaming software; and

•	Various parts and accessories for our primary product lines (i.e., mouse pads and gaming surfaces, game clocks, adaptor cables, replacement levers and panels, protective carrying cases and bags).

4.	Reasonable Country of Origin Inquiry

We determined after review that necessary Conflict Minerals were contained in certain of our products during the Reporting Period. Because of this determination, we conducted a RCOI, which was designed to determine whether any of the necessary Conflict Minerals in our products originated or may have originated in a Covered Country or came from recycled or scrap sources.

For the Reporting Period, we used our sourcing and procurement data and internal inquiries to identify eight (8) suppliers who supplied us necessary Conflict Minerals during the Reporting Period. We contacted each of these suppliers and asked them to provide information on (1) the Conflict Minerals contained in each of the products manufactured for Mad Catz by that supplier and (2) the source of the Conflict Minerals, including smelter/refinery information and location of mines. Each supplier was asked to complete the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (the “CFSI”).

We received CMRT responses from all of the suppliers who supplied us necessary Conflict Minerals during the Reporting Period. Based on those responses, we determined that Conflict Minerals present in certain of our products, as well as Conflict Minerals utilized in the production of certain of our product parts, may have originated in the Covered Countries and were not from scrap or recycled sources. Accordingly, in accordance with the Rule, we performed due diligence in an effort to determine the source and chain of custody of these necessary Conflict Minerals.

5.	Due Diligence

Mad Catz designed its due diligence framework in conformity with, in all material respects, the criteria and five-step framework set forth in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum and Tungsten, and on Gold (collectively, “OECD Guidance”), specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser.

In conformity with the OECD Guidance, below is a description of the measures we performed for the Reporting Period to exercise due diligence on the source and chain of custody of the necessary Conflict Minerals contained in our products that we had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources.

OECD Step 1: Establish Strong Company Management Systems

•	We continued to review and publicly communicate our Conflict Minerals policy, located within our policy on Supply Chain Code of Standards and Responsibilities, to ensure that we conduct all of our operations and activities in compliance with the Conflict Minerals legislation.

•	We maintained a risk management plan that includes due diligence reviews of suppliers, smelters and refiners which we identified may be sourcing or processing Conflict Minerals from the Covered Countries which may not be from recycled or scrap sources.

•	We maintained an internal Conflict Minerals Taskforce with cross functional team members and executives, communication and supplier engagement, due diligence compliance process and measurement, record keeping, training, and escalation procedures to implement the risk management plan.

OECD Step 2: Identify and Assess Risk in the Supply Chain

•	We compiled a list of all suppliers who provide components that are used in the manufacturing of all Mad Catz products.

•	We stratified the supplier list by the commodity type provided by each given supplier.

•	We excluded from the supplier list commodity types for which there is no risk of the use of Conflict Minerals.

•	We actively surveyed the remaining suppliers by submitting the CFSI CMRT and utilizing reasonable means to obtain self-declarations identifying the minerals used in the manufacture of products, the origin of any Conflict Minerals used, where applicable, included in the product(s) provided to Mad Catz.

•	Where necessary, we followed up with those direct suppliers contacted to obtain additional information and/or responses to supply chain survey template that we identified contained incomplete or potentially inaccurate information to seek additional clarifying information.

•	We used the CMRT to review our direct suppliers’ due diligence activities, such as whether they had a Conflict Minerals policy, required their own suppliers to source from processing facilities validated by an independent audit firm, and implemented a review process that includes corrective action management.

•	We used the CMRT to identify Conflict Minerals processing facilities if reported in our supply chain by direct suppliers.

•	We determined if the processing facilities adhere to responsible sourcing practices by cross-checking with the list of Conflict Free Smelter Program (“CFSP”) compliant processing facilities.

•	We obtained countries of origin (when available) for CFSP-compliant processing facilities by relying on information provided by our direct suppliers and other public data sources.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

•	We reported information on the source and chain of custody of Conflict Minerals in our supply chain to our Conflict Minerals working team and Conflicts Mineral Taskforce on a regular basis.

•	We maintained a Conflict Minerals risk management plan that sets forth direct supplier-risk management strategies ranging from continued procurement to disengagement.

•	We provided formal and informal continuing education and training to members of our Conflict Minerals Taskforce and our other employees who are involved with Conflict Minerals and suppliers.

OECD Step 4: Third-Party Audit of Smelter/Refiner’s Due Diligence Practices

•	Because we do not source directly from processing facilities, we rely on the publicly-available results of the CFSP, London Bullion Market Association (“LBMA”) and Responsible Jewellery Council (“RJC”) third-party audits to validate the responsible sourcing practices of processing facilities in our supply chain.

•	The CFSI recognizes processing facilities as CFSP-compliant through validations conducted by the LBMA and RJC.

OECD Step 5: Report Annually on Supply Chain Due Diligence

•	We file a Form SD and Conflict Minerals Report with the SEC on an annual basis. Our Form SD and Conflict Minerals Report are also available on our website.

6.	Results of Good Faith RCOI and Due Diligence Process

Based on the information obtained pursuant to the good faith RCOI and due diligence processes described above, for the Reporting Period, we do not have sufficient information with respect to the Conflict Minerals to determine the country of origin of all of the Conflict Minerals we use to manufacture the Subject Products and thus are unable to determine whether any of the Conflict Minerals originated in the Covered Countries and, if so, whether the Conflict Minerals were from recycled or scrap sources, financed conflict in the Covered Countries or did not finance conflict in the Covered Countries.

Our inability to reach specific and verifiable conclusions as to the products containing or utilizing Conflict Minerals, despite our efforts, primarily resulted from the following challenges or complicating factors.

•	We are dependent on information received from our direct suppliers to conduct our good faith RCOI process.

•	We have a varied supplier base with differing levels of resources and sophistication, and many of our suppliers are not themselves subject to the Rule.

•	The information our suppliers provided was often incomplete and required significant follow-up. For example, in several instances, Mad Catz received, after repeat inquires, conflicting or incomplete information regarding those facilities utilized to manufacture Mad Catz products, as well as insufficient information regarding the mine(s) or source(s) of origin of those Conflict Minerals. Nevertheless, each supplier response was evaluated and, where possible, validated to determine sufficiency, accuracy or completeness of its response. For each supplier response, Mad Catz subsequently assessed whether the Conflict Minerals identified, or those Conflict Minerals that may not have been identified, were consistent with the nature and characteristics of the manufactured product or supplied part. For each supplier response that was insufficient, potentially inaccurate or incomplete, Mad Catz contacted that supplier for follow up, sometimes contacting certain suppliers on multiple occasions. When a supplier EICC-GeSI response stated that Conflict Minerals were sourced from the Covered Countries and identified the smelter involved, Mad Catz endeavored to verify whether the smelter referenced by the supplier was identified on the EICC-GeSI Conflict Free Smelter List. If a supplier stated that Conflict Minerals in its product were not sourced from the Covered Countries but did not substantiate that information, Mad Catz proceeded to verify that supplier response. Typically, verification involved a more detailed review of the supplier’s smelter response and, where possible, discussion with the supplier. If a supplier’s response could not be validated through details provided to Mad Catz with regard to the smelter and/or smelters involved, then the supplier response in question was determined to be uncertain or unknown relative to the question of sourcing of raw material and was reflected as such in the Mad Catz EICC-GeSI template summary.

•	Suppliers provided responses at a company or divisional level, and not at a product level specific to the materials and components we use in the Subject Products.

•	As a downstream purchaser of Conflict Minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary Conflict Minerals. Our ability to influence cooperation from certain suppliers was limited when our use of these suppliers was mandated by our customers or when we were multiple tiers away from the smelter in the supply chain.

•	We rely, to a large extent, on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

•	The unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. Under the Dodd-Frank Act and the Rule, a product is “DRC conflict free” if it meets the required standard every day of the reporting year; conversely, a product would “not be found to be DRC conflict free” if it does not meet the required standard even one day of the reporting year. The supply chain of commodities such as Conflict Minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers as well as certain smelters and refiners. We ask that the data cover the entire reporting year, and we seek to use contract provisions requiring the suppliers to promptly update us in the event that the sourcing data changes.

As a result, we have not been able to identify or verify all of the smelters from which our suppliers sourced the Conflict Minerals. For the Conflict Minerals which we were able to identify information about the smelter, we have noted that some of the smelters are currently on the conflict free smelters list published by the CFSI.

Set forth below is the list of known smelters we identified through our good faith RCOI and related due diligence:

Subject Mineral	Smelter or Refiner Name	Location of Smelter/ Refiner
Gold	Aida Chemical Industries Co., Ltd.	Japan
Tungsten	Air Products	United States
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex	Uzbekistan
Tin	Alpha	United States
Tin	AMALGAMATED METAL CORPORATION PLC	Indonesia
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	Asahi Refining Canada Limited	Canada
Gold	Asahi Refining USA Inc.	United States
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Gold	Chimet S.p.A.	Italy
Tungsten	China National Non-ferrous	China
Gold	Chugai Mining	Japan
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tin	Cookson	United States
Tin	Cookson Alpha Metals(Shenzhen)Co.Ltd	China
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Nurjanah	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	South Korea
Tantalum	Duoluoshan	China
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Elemetal Refining, LLC	United States
Tin	EM Vinto	Bolivia
Tantalum	Exotech Inc.	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tin	Fenix Metals	Poland
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Ganzhou sinda W&Mo Co.,Ltd	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China

Gold	Guangdong Chemical Trading Company ltd	China
Gold	Guangdong Jinding Gold Limited	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tantalum	H.C. Starck Inc.	United States
Gold	Heimerle + Meule GmbH	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Tantalum	Hi-Temp Specialty Metals, Inc.	United States
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	IES Technical Sales	United States
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Company Limited	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tantalum	Jiangxi Yichun Ta/Nb Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Tantalum	KEMET Blue Powder	United States
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville	United States
Gold	Kennecott Utah Copper LLC	United States
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L’ azurde Company For Jewelry	Saudi Arabia
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Gold	LS-NIKKO Copper Inc.	South Korea
Tin	Malaysia Smelting Corporation	Malaysia
Gold	Materion	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metallic Resources Inc	United States
Gold	Metalor	United States
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	United States
Tantalum	Mineração Taboca S.A.	Brazil
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Gold	Mitsubishi Materials Corporation	Japan
Tantalum	Mitsui Mining & Smelting	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	OJSC Novosibirsk Refinery	Russian Federation

Tin	Operaciones Metalurgical S.A.	Bolivia
Gold	PAMP SA	Switzerland
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Realized the enterprise co., ltd.	China
Gold	Royal Canadian Mint	Canada
Tin	Rui Da Hung	Taiwan
Gold	Sabin Metal Corp.	United States
Gold	SAMWON Metals Corp.	South Korea
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Shen Zhen Thousand Island Ltd.	China
Tantalum	Shenzhen Ri Ke Agent Ltd.	United States
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	SUMITOMO (A.L.M.T Corp)	Japan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Tantalum	Taki Chemicals	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Tantalum	Tantalite Resources	South Africa
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tin	Thaisarco	Thailand
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Torecom	South Korea
Tungsten	Tosoh	Japan
Tungsten	Triumph Northwest	United States
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Wort Wayne Wire Die	United States
Tungsten	Xiamen Honglu Tungsten Molybdenum Industry Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Group (Holding) Company Limited	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	Zhuzhou Cemented Carbide	China

Despite our good faith, reasonable country of origin inquiries, due to the number of suppliers for which we have not received confirmed responses for all of our questions regarding the source and chain of custody of the necessary Conflict Minerals in our Subject Products, we currently have not obtained sufficient information from all of our suppliers to determine the origin, name and location of the facilities used to process all of the necessary Conflict Minerals.

Nevertheless, based on the information we have obtained pursuant to our good faith reasonable country of origin inquiries and due diligence process, we compiled the following list of presently known countries of origin for the Conflict Minerals originating from the smelters listed in the foregoing tables:

Country of Origin

Australia	Austria	Belgium	Bolivia	Brazil

Canada	China	Estonia	Germany	Indonesia

Italy	Japan	Kazakhstan	Kyrgyzstan	Malaysia
Malaysia	Mexico	Peru	Philippines	Poland
Russian Federation	Saudi Arabia	South Africa	South Korea	Spain
Sweden	Switzerland	Taiwan	Thailand	Turkey
United States	Uzbekistan	Vietnam

7.	Risk Mitigation

We recognize that we have ongoing obligations under the reporting requirements of Rule 13p-1 and our Conflict Minerals Policy, and will seek to take additional steps in 2016 to continue and improve our good faith RCOI and due diligence processes. We expect to take the following steps, among others, to improve our due diligence measures and to further mitigate the risk that the Conflict Minerals contained in our products are financing conflict in the Covered Countries:

•	We will continue to work with suppliers who provided incomplete or insufficient information in an effort to obtain compete and accurate information in 2016;

•	We will again request information and supporting data from each supplier manufacturing products for Mad Catz that are subject to 2016 reporting requirements by utilizing the revised CMRT; and will pursue a completed template response that identifies material down to the smelter and mine;

•	We will again follow our due diligence process to review and validate supplier responses that are obtained in support of Mad Catz 2016 Conflict Minerals reporting;

•	We will provide our Conflict Minerals Policy to suppliers as part of our CMRT based supplier inquiry process for 2016;

•	We will consider the addition of certain Conflict Minerals clauses in our purchase order standard terms and conditions and further consider the addition of a Conflict Minerals clause to our agreement templates for incorporation in new agreements. Current Mad Catz agreements also will be reviewed and a Conflict Minerals clause considered to be added as required; and

•	We will provide continuing education and training to members of our Conflict Minerals Taskforce and our other employees who are involved with Conflict Minerals and suppliers.